CINCINNATI BELL INC.
2016-2018 SHARE-BASED PERFORMANCE UNIT AWARD AGREEMENT
This Share-based Performance Unit Award Agreement (the or this “Award”) is made between Cincinnati Bell Inc. (the “Company” and, together with all of its subsidiary corporations and organizations, the “Employer”) and PARTICIPANT NAME (the “Employee”) and is effective as of January 28, 2016. By signing this Award, the Company and the Employee each agrees to all of the terms of this Award.
Share-based Performance Unit Award
Under and pursuant to the Cincinnati Bell Inc. 2007 Long Term Incentive Plan (the “Plan”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) hereby, on behalf of the Company and subject to the Employee signing this Award and thereby agreeing to all of the terms of this Award, agrees that, to the extent required by and in accordance with the terms of this Award, the Company shall distribute the value of a number of Units (in the form of common shares of the Company (“Shares”), cash, or a combination of Shares and cash) to or with respect to the Employee.
For purposes of this Award, (a) a “Unit” is a measure that is used to determine the number of Shares and/or the amount of cash that will be distributed to or with respect to the Employee under this Award and (b) the “value” of a Unit that is to be distributed under this Award shall be deemed to be equal to 100% of the fair market value (determined in accordance with the Plan’s terms for determining fair market value) of one Share on the date of the distribution.
Terms Used In This Award
The following terms are used in determining the number of Units (if any) the value of which is to be distributed to or with respect to the Employee under this Award and shall have the meanings indicated below.

1.
“Disability Termination” means, with respect to the Employee, the termination of the Employee’s employment with the Employer because the Employee is unable to perform all of the duties of the Employee’s then current position with the Employer due to a physical or mental condition, provided that such inability to perform such duties is reasonably expected to be permanent.

a.	The Committee must determine that all of the above conditions are met for the Employee to be deemed to have incurred a Disability Termination.

b.
In order to make such a determination, the Committee may in its discretion require that the Employee’s condition of disability at the time of the Employee’s termination of employment be certified to by a physician chosen or approved by the Committee or that the Employee present evidence that the Employee has been determined by the U.S. Social Security Administration to have been disabled at the time of such termination of employment.

2.	“EBITDA Result” means the quotient produced by dividing (a) the Employer’s earnings before interest, taxes, depreciation, and amortization for the Performance Period by (b)

the approved EBITDA goal for each performance period, with such quotient expressed as a percentage to the nearest one-tenth of one percent. For all purposes of this Award and section 15 of the Plan, an EBITDA Result of 100% shall be deemed the “target” EBITDA Result.

3.	“EBITDA Result Percentage” means the EBITDA Result Percentage that is determined from the following table (which percentage is based on the EBITDA Result):

If EBITDA Result Is:	Then EBITDA Result Percentage Is:
Under 95%	0%
95%	50%
100% (“target” EBITDA Result)	100%
105% or greater	150%

If the EBITDA Result is between 95% and 100% or between 100% and 105% the EBITDA Result Percentage shall be interpolated from the above table (on the basis that the EBITDA Result Percentage increases from 50% to 100% and from 100% to 150% on a linear basis), to the nearest one-tenth of one percent.

4.	“Invested Assets” is determined by calculating the average of the sum of PP&E (Property, Plant and Equipment) plus Intangibles plus Goodwill plus Net Working Capital

5.	“NOPAT” means Net Operating Profit After Tax and is determined by subtracting depreciation and amortization from EBITDA and multiplying this result by one minus the tax rate

6.	“Performance Period” means each period for which the value of Units may be calculated under this Agreement. The Performance Periods are:

a.	“2016 Performance Period,” which begins on January 1, 2016 and ends on December 31, 2016;

b.	“2016-2017 Performance Period,” which begins on January 1, 2016 and ends on December 31, 2017; and

c.	“2016-2018 Performance Period,” which begins on January 1, 2016 and ends on December 31, 2018.

7.
“Relative Total Shareholder Return” means the rank (by percentile) of the Company’s total shareholder return for the Performance Period when compared to the total shareholder return for the Performance Period of all companies in the Russell 2000 Index. For all purposes of this Award and section 15 of the Plan, a Relative Total Shareholder Return of at least the 45th but not greater than the 55th percentile shall be deemed the “target” Relative Total Shareholder Return.

8.
“Relative Total Shareholder Return Percentage” means the Relative Total Shareholder Return Percentage that is determined from the following table (which percentage is based on the Relative Total Shareholder Return):

If Relative Total Shareholder Return Is:	Then Relative Total Shareholder Return Percentage Is:
Less than 35th Percentile	85%
At least 35th but less than 40th Percentile	90%
At least 40th but less than 45th Percentile	95%
At least 45th but not greater than 55th Percentile (“target” Relative Total Shareholder Return)	100%
Greater than 55th but not greater than 60th Percentile	105%
Greater than 60th but not greater than 65th Percentile	110%
Greater than 65th Percentile	115%

9.
“Retirement” means, with respect to the Employee, the Employee’s termination of employment with the Employer (a) after the Employee either has both attained at least age 55 and completed at least 10 years of employment with the Employer or has become eligible for retiree medical coverage under an Employer health care plan and (b) other than by reason of the Employee’s fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith the Employee’s assigned duties, or any other reason for which a termination of employment would be deemed for “cause” under any employment agreement between the Employee and the Employer that is in effect at the time of the Employee’s termination of employment with the Employer.

10.
“Return on Invested Capital Result” means the quotient produced by dividing (a) NOPAT by (b) Invested Assets for each Performance Period, with such quotient expressed as a percentage to the nearest one-tenth of one percent. For all purposes of this Award and section 15 of the Plan, a Return on Invested Capital Results of 100% shall be deemed the “target” Return on Invested Capital Result.

11.
“Return on Invested Capital Result Percentage” means the Return on Invested Capital Result Percentage that is determined from the following table (which percentage is based on the Strategic Revenue Result):

If Return on Invested Capital Result Is:	Then Return on Invested Capital Result Percentage Is:
<75%	0%
77%	75%
100% (“target” Return on Invested Capital Result)	100%
125% or greater	150%

12.
“Share-based Performance Unit Percentage” means the results calculated for the 2016 Performance Period, the 2016-2017 Performance Period, or the 2016-2018 Performance Period, the Share-based Performance Unit Percentage that is determined for suchPerformance Period from the tables for the Strategic Revenue, EBITDA and Return On Invested Capital Results, collectively.

13.	“Strategic Business” means the Employer’s Wireline segment (as identified in the Company’s reports).

14.
“Strategic Revenue Result” means the quotient produced by dividing (a) the revenue for the Performance Period of the Strategic Business by (b) the approved Strategic Revenue Goal for each Performance Period, with such quotient expressed as a percentage to the nearest one-tenth of one percent. For all purposes of this Award and section 15 of the Plan, a Strategic Revenue Result of 100% shall be deemed the “target” Strategic Revenue Result.

15.	“Strategic Revenue Result Percentage” means the Strategic Revenue Result Percentage that is determined from the following table (which percentage is based on the Strategic Revenue Result):

If Strategic Revenue Result Is:	Then Strategic Revenue Result Percentage Is:
Under 95%	0%
95%	50%
100% (“target” Strategic Revenue Result)	100%
105% or greater	150%

If the Strategic Revenue Result is between 95% and 100% or between 100% and 105%, the Strategic Revenue Result Percentage shall be interpolated from the above table (on the basis that the Strategic Revenue Result Percentage increases from 50% to 100% and from 100% to 150%on a linear basis), to the nearest one-tenth of one percent.

16.	“Target Number of Units” means NUMBER OF AWARDS GRANTED Units.

General Rules for Payment of and Conditions for Award
For purposes of this “General Rules for Payment of and Conditions for Award” part of the Award:

1.
“payment date” means March 15, 2019 (or, if earlier, any date that occurs between January 1, 2019 and March 15, 2019 and that is chosen by the Company for payment of the amount, if any, to be distributed under this part of the Award); and

2.
“payment eligible” means, with respect to the Employee, either (i) that the Employee is still employed by the Employer on the payment date, (ii) that the Employee’s employment with the Employer ended after the date as of which this Award became effective and before the payment date because of the Employee’s Retirement or Disability Termination, or (iii) that the Employee’s employment with the Employer ended after December 31, 2018 and before the payment date because of the Employee’s death.

Except as is otherwise provided in the following parts of this Award, the Company shall, on the payment date and provided that the Employee is payment eligible, distribute to the Employee (or, in the event the Employee has died by the time of the payment, the Employee’s beneficiary) the value of the number of Units determined by the following steps (with the final number of Units the value of which will be distributable being the number of Units determined from the result of step 5 below):

1.	first multiplying (a) 50% of the Target Number of Units by (b) the Share-based Performance Unit Percentage for the 2016 Performance Period;

2.	second multiplying (a) 25% of the Target Number of Units by (b) the Share-based Performance Unit Percentage for the 2016-2017 Performance Period;

3.	third multiplying (a) 25% of the Target Number of Units by (b) the Share-based Performance Unit Percentage for the 2016-2018 Performance Period;

4.	fourth, by adding the results of steps 1, 2, and 3 above; and

5.	fifth (and last), by multiplying (a) the result of step 4 above by (b) the Relative Total Shareholder Return Percentage (with the result of this step 5 rounded to the nearest whole number of Units).

The Committee shall verify (and report to the Company) the resulting number of Units the value of which will be distributed by the Company to the Employee pursuant to this Award within a reasonable period after the end of the Performance Period (but in no event later than the start of the first March 15 that occurs after the end of the Performance Period).
Special Rules for Payment of Award Upon Employee’s Death Prior to 2019
Subject to the following parts of this Award, if the Employee dies (a) prior to January 1, 2019 and (b) while the Employee is still employed by the Employer, then the Company shall, within 60 days after the date of the Employee’s death and in lieu of any other distribution being made under this Award, distribute to the Employee’s beneficiary the value of a number of Units that is equal to the number of Units that would have been paid to the Employee if both (i) the Employee had survived and remained continuously employed by the Employer from the date on which this award is granted until at least March 15, 2019 and (ii) the result of each performance goal applicable to this Award was satisfied at this Award’s “target” result for such goal (the result that gives a 100% percentage for applying such result under this Award).
Forfeiture of Award
Subject to the following parts of this Award, except for the value of such number of Units that the Company distributes pursuant to any of the foregoing parts of this Award, all of the Employee’s rights under this Award, including the Employee’s rights to receive any distribution under this Award (other than a distribution required to be made under any of the foregoing parts of this Award), automatically will be permanently forfeited upon the earliest of: (a) March 15, 2019; (b) the date that the Employee’s employment with the Employer terminates for any reason; or (c) the date on which a distribution is made under any of the foregoing parts of this Award.

Special Rules for Change in Control
Notwithstanding any of the other parts of this Award, if a Change in Control (as is defined in the Plan) occurs prior either to any distribution being made or forfeiture occurring under any of the foregoing parts of this Award, then (i) the provisions of section 15 of the Plan shall be deemed incorporated into this Award and shall apply to this Award and (ii) the other parts of this Award shall be subject to the terms of section 15 of the Plan.

Employment Termination
For all purposes of this Award, the Employee’s employment with the Employer shall be deemed to have terminated when the Employee’s status as an employee on an active employee payroll maintained by the Employer for payment and withholding purposes ends.
Beneficiary
For all purposes of this Award, the Employee’s “beneficiary” shall be the person or entity designated by the Employee, in a writing delivered prior to the Employee’s death to the Company’s Director of Compensation and Benefits, to be the Employee’s beneficiary under this Award.
Should the Employee die prior to designating a beneficiary, then the Employee’s beneficiary for purposes of this Award shall be deemed to be the Employee’s surviving spouse or, if none, the Employee’s estate.
Effect of Employment Agreement
Notwithstanding any of the provisions of the other parts of this Award, if the provisions of a written employment agreement between the Company and the Employee would require that the Company distribute to the Employee the value of any Units pursuant to this Award on a date that occurs on or before the date on which either the Company distributes to the Employee the value of such Units or the Employee’s rights under this Award are forfeited under the provisions of the other parts of this Award, or would require that the Employee be deemed to be employed by the Employer until a date later than the actual date on which the Employee’s employment with the Employer terminates for purposes of determining the extent to which and the date on which either the Company will distribute to the Employee the value of any Units pursuant to this Award or the Employee’s rights under this Award will be forfeited, then such employment agreement’s provisions shall control (and shall be deemed an amendment to this Award and incorporated herein by reference).
Payment in Shares or Cash
Notwithstanding any other provision of this Award to the contrary, the value of any Units that is required to be distributed under this Award on any date shall be made in Shares to the extent that there are then a sufficient number of Shares available to be issued under the Plan to make such distribution in Shares. In such situation, the number of Shares to be distributed on such date shall be equal to the number of Shares that have a fair market value (determined as of such distribution date and in accordance with the Plan’s terms for determining fair market value) equal to the value of the Units required to be distributed under this Award.
Further and also notwithstanding any other provision of this Award to the contrary, any amount that is required to be distributed under this Award on any date shall be made in cash and not in Shares to the extent that there are not then a sufficient number of Shares available to be issued under the Plan to make such distribution in Shares. In such situation, the amount of cash to be paid on such date shall be equal to the difference between the value of the Units required to be distributed under this Award on such date and the fair market value (determined as of such distribution date and in accordance with the Plan’s terms for determining fair market value) of the number of Shares that are able to be distributed on such date under the Plan in payment of such Units’ value pursuant to the immediately preceding paragraph.

Distribution of Shares and Stock Certificates; Payment in Cash
For all purposes of this Award, the Company shall be deemed to have distributed Shares to the Employee (or the Employee’s beneficiary) pursuant to this Award as of any date by transferring the ownership of such Shares on the Company’s records to the Employee (or, if applicable, the Employee’s beneficiary) on such date. Such transfer shall make the Employee (or, if applicable, the Employee’s beneficiary) the legal owner of such Shares.
Further, on or as soon as possible after any date on which the Company transfers the ownership of any Shares on the Company’s records to the Employee (or, if applicable, the Employee’s beneficiary) pursuant to this Award, one or more stock certificates which evidence such Shares shall be issued by the Company to the Employee (or, if applicable, to the Employee’s beneficiary).
For all purposes of this Award, the Company shall be deemed to have distributed cash to the Employee (or the Employee’s beneficiary) pursuant to this Award as of any date by on such date personally delivering or depositing in the mail or with a delivery service a cash payment in any commercially acceptable form (e.g., a check) or depositing such amount into an account specifically identified by the Employee (or the Employee’s beneficiary).
To the extent the Company delivers cash to the Employee (or the Employee’s beneficiary) in payment of the value of any Units under this Award, the Employee (or the Employee’s beneficiary) shall have no right to receive Shares in payment of such value.
Withholding Requirements
The Employer shall satisfy all federal, state, and local tax withholding requirements related to the Company’s distribution of any Shares or cash pursuant to this Award. The Company shall satisfy such tax withholding requirements by, without any advance notice having to be given to the Employee (or the Employee’s beneficiary), either:

1.	withholding an amount sufficient to meet such requirements from any amounts payable to or with respect to the Employee by the Employer other than by reason of this Award;

2.	retaining Shares having a fair market value, or cash, sufficient to meet such requirements from the Shares and cash that the Company would otherwise distribute pursuant to this Award; or

3.	combining the methods described in clauses 1 and 2 above.

The Employer may choose the method by which such tax withholding requirements shall be satisfied, in its sole discretion.
Regulatory Compliance
Notwithstanding any other provision of this Award, Shares or cash may be distributed by the Company under this Award at any time only upon full compliance with all then-applicable requirements of law and, in the case of the distribution of Shares, the requirements of the exchange upon which Shares may then be traded.

Investment Representation
The Employee represents and agrees that if the Employee is distributed any Shares at a time when there is not in effect under the Securities Act of 1933 a registration statement pertaining to the Shares and there is not available for delivery a prospectus meeting the requirements of Section 10(A)(3) of such Act:

1.	the Employee will accept and receive such Shares for the purpose of investment and not with a view to their resale or distribution;

2.	the Employee, upon receipt of such Shares, will furnish to the Company an investment letter in form and substance satisfactory to the Company;

3.
the Employee, prior to selling or offering for sale any such Shares, will furnish the Company with an opinion of counsel satisfactory to the Company to the effect that such sale may lawfully be made and will furnish the Company with such certificates as to factual matters as the Company may reasonably request; and

4.	certificates representing such Shares may be marked with an appropriate legend describing such conditions precedent to sale or transfer.

Adjustments
If, after the date of this Award, the Shares are, as a result of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, stock dividend, stock split, reverse stock split, property dividend, share repurchase, share combination, share exchange, issuance of warrants, rights, or debentures, or other change in the corporate structure of the Company, increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another organization, then:

1.
there automatically shall be substituted for each Unit that is still subject to this Award a Unit that on the date on which any distribution is to be made under this Award has a value equal to 100% of the fair market value (determined in accordance with the Plan’s terms for determining fair market value) of the number and kind of shares of stock or other securities into which each Share is changed or for which each Share is exchanged; and

2.	the Company shall make such other adjustments to the Units subject to provisions of the Plan and this Award as may be appropriate and equitable.

Notices
Any notice to the Company relating to this Award must be in writing and delivered in person or by registered mail to the Company at the following address, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, Attention: Secretary, Compensation Committee, or at such other address as the Company has designated by notice.
Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company or such other address as is specified in a notice filed with the Company.

Determinations of the Committee Final
Any dispute or disagreement which arises under, as a result of, or in any way relates to the interpretation or construction of this Award shall be determined by the Committee. The Employee hereby agrees to accept any such determination as final, binding, and conclusive for all purposes.
Successors
All rights under this Award are personal to the Employee and are not transferable except that, in the event of the Employee’s death, such rights are transferable to the Employee’s legal representatives, heirs, or legatees. This Award shall inure to the benefit of and be binding upon the Company and its successors and assigns and the Employee and the Employee’s legal representatives, heirs, and legatees.
Obligations of the Company
The liability of the Company under the Plan and this Award is limited to the obligations set forth in the Plan and this Award. No term or provision of the Plan or this Award shall be construed to impose any liability on the Company in favor of the Employee with respect to any loss, cost, or expense which the Employee may incur in connection with or arising out of any transaction in connection therewith.
No Guarantee of Employment
The granting of this Award to the Employee does not constitute a contract of employment and does not give the Employee the legal right to be continued as an employee of the Employer. The Employer may deal with the Employee and the terms of the Employee’s employment as if this Award did not exist.
Governing Law
This Award will be governed by and interpreted in accordance with the laws of the State of Ohio.
Plan
This Award is issued under the Plan, the Cincinnati Bell Inc. 2007 Long Term Incentive Plan. Except as is otherwise specifically provided herein, this Award is subject to all of the terms of the Plan and the provisions of the Plan shall control if there is any conflict between the Plan and this Award and with respect to any matters that are not addressed in this Award. The Plan is incorporated by reference and made a part of this Award.
Entire Award
Except for any written employment agreement that is subject to the provisions of the part of this Award that is entitled “Effect of Employment Agreement,” (a) this Award and the Plan supersede any other agreement, whether written or oral, that may have been made or entered into by the Employer and the Employee relating to the Shares that are subject to this Award, (b) this Award and the Plan constitute the entire agreement by the parties with respect to such matters, and (c) there are no agreements or commitments except as set forth herein and in the Plan.

Captions; Counterparts
The captions in this Award are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Award. This Award may be executed in any number of counterparts, each of which shall constitute one and the same instrument.
IN ORDER TO GRANT THIS SHARE-BASED PERFORMANCE UNIT AWARD, the Company and the Employee have caused this Award to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Award.

EMPLOYEE:                    CINCINNATI BELL INC.

__________________________            Phillip R. Cox
Chairman, Board of Directors

Date: ACCEPTANCE DATE                Date: January 28, 2016